Exhibit 10.43

SOUTH ATLANTIC PETROLEUM LIMITED
3rd, 11th & 12th Floors,	RC: 284117
South Atlantic Petroleum Towers,
1, Adeola Odeku Street, P.O. Box 73152, Victoria Island, Lagos, Nigeria.
Tel: +234 (1) 903 2750, (1) 270 1906, (1) 462 3100 Fax: +234 (1) 271 9263, (1) 270 1907 E-mail: info@sapetro.com
Website: www.sapetro.com

12th April 2017

The Chief Executive Officer

SCS Corporation Limited

12012 Wickchester Lane, Suite

Houston, TX 77079, USA

Attention: Mr. Ray Leonard

Dear Sir,

Re: Farmout Agreement — Farmor’s Financing (Side Letter)

We refer to the Farmout Agreement dated 30th March 2017 between SCS Corporation Ltd., a company registered in the Cayman Islands, a wholly owned subsidiary of Hyperdynamics Corporation (the “Farmor”), and South Atlantic Petroleum Limited (the “Farmee”) (the “Agreement”).

Capitalised terms not otherwise defined in this letter (“Side Letter”) have the meaning set out in the Agreement.

Section 2.1(e) of the Agreement (the “Financing Condition”) provides that, as a condition precedent to the occurrence of the Trigger Date:

Farmor shall have obtained and maintained as of April 10, 2017, (local time in the Republic of Guinea), to the satisfaction of Farmee acting reasonably, sufficient cash or committed financings to enable it to meet its obligations to pay for its Participating Interest share of the Obligation Well Costs.

Pursuant to Section 2.2 of the Agreement, Farmee is entitled, by written notice to Farmor, to waive the condition set out in Section 2.1(e) in whole or in part at any time

Following discussions with Farmor regarding Farmor’s progress in satisfying the Financing Condition, the Farmor has informed the Farmee that there is the possibility that the Farmor may not satisfy the Financing Condition within the required timeframe.

To enable the  Agreement to subsist and allow for the Trigger Date to occur on satisfaction of the other conditions set forth in the Agreement, the Farmee hereby informs the Farmee that if, in the opinion of the Farmee, the Farmor has obtained and maintained by 10 April 2017 substantial but not sufficient cash or committed financings to enable it to meet its obligations to pay for its Participating Interest share of the

Directors: General T.Y Danjuma GCON (Non-Executive Chairman), Senator Daisy Danjuma (Executive Vice Chairman),

Dale Rollins (Managing Director), Mrs Gloria Atta, Mrs Hannatu Gentles, Dr Thomas John, Mr Bernard Longe.

Obligation Well Costs, Farmee may elect to waive the Financing Condition in part, subject to the following further conditions:

1.              Farmor shall have obtained and maintained before the Closing Date, to the satisfaction of Farmee acting reasonably, sufficient cash or committed financings to enable it to meet its obligations to pay for its Participating Interest share of the Obligation Well Costs.  This shall be a condition precedent to the occurrence of the Trigger Date;

2.              For the purpose of paragraph 1 above, sufficient financing shall mean at least $15,000,000 (fifteen million United State Dollars) in cash, committed financings to the satisfaction of the Farmee acting reasonably, and/or expenditure by Farmor from the 1st of April 2017 relating to the drilling of the Obligation Well, but excluding any expenditure incurred by the Farmor between 15th September 2016 and 31st  March 2017.

3.              Subject to Closing, Farmee shall have the right but not the obligation to pay for any of the Farmor’s Participating Interest share of the Obligation Well Costs for which the Farmor is unable to pay;

4.              In the event that the Farmee elects, by written notice to Farmor, to pay for any part of the Farmor’s Participating Interest share of the Obligation Well Costs pursuant to paragraph 3 above:

a.              the Farmor shall not be in default under the Agreement or the JOA;

b.              Farmee shall be entitled to require that the Farmor transfers a share of its Participating Interest corresponding to the amount paid by the Farmee and the Parties hereby agree that every $1,000,000 paid by Farmee pursuant to paragraph 3 above shall entitle Farmee to additional 2% interest in the Contract and JOA from Farmor’s share of Participating Interest, to be prorated accordingly;

c.               In the event of any transfer of Farmor’s Participating Interest under this letter, the Parties shall sign such documents as may be necessary to effect such transfer of interests and Farmor shall submit the relevant documents to the Government to obtain Government Approval. In the event of the Government’s approval is not timely obtained or denied, Farmor shall hold the relevant Participating Interest in trust for the sole and exclusive benefit of the Farmee.

5.              Farmee shall not be liable make any payment, reimburse expenditure or provide security before Closing and notwithstanding the Government granting approval before the Closing Date, SAPETRO shall not be liable for any obligation under the Agreement of the JOA until Closing.

1.              Other Terms

1.1.         This Side Letter is without prejudice to any rights of the Farmee under the Agreement, the Farmor Parent Company Guaranty or the Joint Operating Agreement;

1.2.         Except otherwise expressly provided the Agreement remain unchanged and shall continue in full force and effect in accordance with its terms.

1.3.         If there is any inconsistency between the terms of this Side Letter and the provisions of the Agreement, the provisions of this Side Letter shall prevail.

1.4.         The provisions of Article 10 (Confidentiality), Article 12 (Dispute Resolution) and Section 14.10 (Governing Law) of the Agreement shall apply to this Side Letter.

Yours sincerely,

Signed for and on behalf of SOUTH ATLANTIC PETROLEUM LIMITED

Signature:	/s/ Dale ROLLINS

Printed Name: Dale ROLLINS

Title: Managing Director

Date:	April 12, 2017

We acknowledge and agree to the above terms.

Signed for and on behalf of SCS CORPORATION LTD

Signature:	/s/ Ray LEONARD

Printed Name: Ray LEONARD

Title: Chief Executive Officer

Date:	April 12, 2017